United States
Securities and Exchange Commission
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: November 30, 2007
GeneLink, Inc.
(Exact Name of Registrant as Specified in its Charter)

PA	00-30518	23-2795613

(State or other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification
Incorporation)		No.)
Newport Financial Center, 123 Town Square Place, #313, Jersey City, NJ 07310
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (800) 558-4363
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities
On November 30, 2007, GeneLink, Inc. (the “Company”) sold an additional $265,875.00 of Units (the “Units”), each Unit consisting of one (1) share of Common Stock of the Company and a warrant to acquire 1/4 of one (1) share of Common Stock of the Company at an exercise price of $0.10 per share. The offering price per Unit is $0.075. This sale of Units is in addition to the $1,165,524.66 of Units sold by the Company earlier in November, 2007.
A total of 3,545,000 shares of Common Stock of the Company and warrants to acquire a total of 886,250 shares of Common Stock of the Company were issued to the investors who acquired Units on November 30, 2007. The Company also paid a total of $22,110.00 and issued warrants to acquire 460,625 shares of Common Stock to advisors in connection with the Units. Included in this total is payment of $17,910.00 of fees and the issuance of warrants to acquire 373,125 shares of Common Stock of the Company to First Equity Capital Securities, Inc. Kenneth R. Levine, a holder of more than five percent of the Equity Securities of the Company is an officer and owner of First Equity Capital Securities. Mr. Levine acquired $21,000.00 of Units and received 280,000 shares of Common Stock of the Company and warrants to acquire 70,000 shares of Common Stock of the Company through the Offering.
Holders of the Units will not have any demand registration rights with respect to any of the shares of Common Stocks or warrants issued as part of the Units.
The Company intends to use the proceeds of the Offering to fund, among other things: adding infrastructure to support the Company’s existing and anticipated licensing agreements; the development and pursuit of its redirected business plans, including the pursuit of new revenue producing distribution channels; the support and enhancement of the Company’s intellectual property portfolio; working capital requirements; corporate overhead, including professional fees and expenses; and the payment of outstanding payables and trade debt.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc. (Registrant)
By:	/s/ Monte E. Taylor, Jr.
Monte E. Taylor, Jr.
Chief Executive Officer

Dated: December 4, 2007